Exhibit 8.1

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 United States T +1 212 446 4800	Facsimile: +1 713 836 3601

[●], 2022

Corcentric, Inc.
200 Lake Drive East
Cherry Hill, NJ 08002

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger, dated as of December 9, 2021, (the “Merger Agreement”), by and among North Mountain Merger Corp., a Delaware corporation (“Acquiror”), North Mountain Merger Sub Inc., a Delaware corporation, (“Merger Sub”), North Mountain Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) and Corcentric, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub I will merge with and into the Company (the “Initial Merger”), with the Company surviving the Initial Merger as a wholly owned subsidiary of Acquiror (the “Initial Surviving Company”) and immediately following the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of North Mountain, we have acted as counsel to the Company in connection with the Acquiror’s preparation and filing of the registration statement on Form S-4 (Registration Statement No. 333- 262058), originally filed with the Securities and Exchange Commission (the “Commission”) on January 7, 2022 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a. All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Mergers;

b. All factual representations, warranties, and statements made or agreed to by the parties to the Merger Agreement and the other agreements referred to in the Merger Agreement (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), and in the representation letters provided to us by Acquiror and the Company, are true, correct, and complete as of the date hereof and will remain true, correct, and complete through the consummation of the Transactions (as defined below), in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise;

c. The descriptions of Acquiror and the Company in the Registration Statement and other public filings are true, accurate, and complete;

d. The description of the Mergers and other transactions related to the Mergers (together, the “Transactions”) in the Registration Statement is and will remain true, accurate, and complete, the Transactions will be consummated in accordance with such description and with the Merger Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Transactions will be effective under applicable corporate law as described in the Merger Agreement and the other Agreements; and

e. The Documents represent the entire understanding of the parties with respect to the Transactions, there are no other written or oral agreements regarding the Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention or to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof. No opinion is expressed as to any transactions in connection with the Mergers or any matter, other than those specifically covered by this opinion. In particular, this opinion is limited solely to matters set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations of the Business Combination and the Redemption - Tax Consequences of the Mergers to U.S. Holders of Corcentric Common Stock,” and does not address the U.S. federal income tax treatment of any other items described in the Registration Statement.

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there can be no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and the U.S. Internal Revenue Service may take a position that is inconsistent with the views expressed herein. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based upon and subject to the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations of the Business Combination and the Redemption - Tax Consequences of the Mergers to U.S. Holders of Corcentric Common Stock,” insofar as they address the material U.S. federal income tax considerations of the Mergers with respect to beneficial owners of Corcentric Common Stock, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and also to the references to Kirkland & Ellis LLP in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP

Very truly yours,

          Kirkland & Ellis LLP